As filed with the Securities and Exchange Commission on June 9, 2025

Registration No. 333-[   ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NANO NUCLEAR ENERGY INC.

(Exact name of registrant as specified in its charter)

Nevada	4911	88-0861977
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

10 Times Square, 30th Floor

New York, NY 10018
Telephone: (212) 634-9206

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Walker

Chief Executive Officer

Nano Nuclear Energy Inc.

10 Times Square, 30th Floor

New York, NY 10018
Telephone: (212) 634-9206

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send a copy of all communications to:

Richard I. Anslow, Esq.

Lawrence A. Rosenbloom, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Tel: (212) 370-1300

Approximate date of commencement proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JUNE 9, 2025

Up to 3,888,889 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named herein, including their respective transferees, assigns, pledgees or donees, or their respective successors (who we refer to herein as the “Selling Stockholders”), of up to 3,888,889 shares of our common stock, par value $0.0001 per share (which we refer to herein as the “Selling Stockholder Shares”). The Selling Stockholders were institutional investors in a private placement by our company which closed on May 28, 2025. For more information, see “Selling Stockholders.”

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the Selling Stockholder Shares by the Selling Stockholders. The Selling Stockholders may sell Selling Stockholder Shares from time to time in the principal markets on which our common stock is quoted at the prevailing market price, at prices related to prevailing market prices or in negotiated transactions. The Selling Stockholders may sell the Selling Stockholder Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the Selling Stockholder Shares, or both. We are registering the Selling Stockholder Shares pursuant to certain registration rights granted to the Selling Stockholders. The timing and amount of any sale of Selling Stockholder Shares is within the sole discretion of the Selling Stockholders. We do not know when or in what amount of Selling Stockholder Shares the Selling Stockholders may offer for sale. We will pay the expenses of registering the Selling Stockholder Shares, including legal and accounting fees. All selling and other expenses incurred by a Selling Stockholder will be borne by such Selling Stockholder. See “Plan of Distribution” for additional information.

Our common stock is listed on The Nasdaq Capital Market under the symbol “NNE.” On June 6, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $31.19 per share.

An investment in the common stock offered through this prospectus is speculative and involves a high degree of risk. You should carefully consider the risk factors beginning on page 15 of this prospectus and those risk factors disclosed herein before purchasing any of the securities offered by this prospectus. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June [____], 2025.

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You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. The information contained in this prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of the common stock offered hereby. Our business, financial condition, operating results, and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock, and the distribution of this prospectus outside of the United States.

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below. You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities. This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Industry and Market Data: Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus or incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks: We own or have rights to trademarks or trade names that we use in connection with the operation of our businesses, our corporate names, logos and website names. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies. All other trademarks are the property of their respective owners.

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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

The information contained or incorporated by reference in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “could,” “would,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “project,” “target,” “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. The forward-looking statements in this prospectus are only predictions and are based largely on our current expectations and projections about future events and financial trends that we reasonably believe may affect our business, financial condition, and results of operations. Although we believe the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change given the inherent risks and uncertainties of market and industry conditions.

These forward-looking statements present our estimates and assumptions only as of the date of this prospectus and are subject to many significant known and unknown risks, uncertainties, and assumptions. Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

●	Our ability to design, develop, manufacture, demonstrate, obtain regulatory approval for and ultimately sell our proposed micro nuclear reactors or other products, technologies or services we are developing.

●	Our ability to develop a domestic Low Enriched Uranium (LEU) and High-Assay Low-Enriched Uranium (HALEU) fuel supply chain to supply the next generation of advanced nuclear reactors and our own systems.

●	Our ability to produce a regulatorily licensed, high-capacity HALEU transportation package, capable of moving commercial quantities of HALEU fuel.

●	Our ability to provide nuclear service support and consultation services for the expanding and resurgent nuclear energy industry, both domestically and internationally.

●	Our ability to source, retain, and expand our technical and business staff to meet the demands of our expanding and diversifying business.

●	Our ability to raise the substantial amount of additional funds that will be necessary for our business to succeed, which funds may not be available on acceptable terms or available at all.

●	Assumptions relating to the size of the market for our micro nuclear reactors or other products, technologies or services we are developing.

●	Our ability to navigate the complex and time-consuming nuclear regulatory regimes in the jurisdictions we operate, including unanticipated regulations or regulatory failures that could add barriers, time and cost to our business plans.

●	Our estimates of future expenses, capital requirements, revenue potential and our needs for, or ability to obtain, additional financing.

●	Our status as an early-stage pre-revenue company in a rapidly evolving and complex industry with a business model that still being developed and is largely untested.

●	Our ability to avoid a significant disruption in our information technology system, including security breaches, or our ability to implement new system and software successfully.

●	Our ability to obtain and maintain intellectual property protection for our products.

●	The other forward-looking statements regarding our company and its prospects included or incorporated by reference in this prospectus including, without limitation, those under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” as such factors may be updated from time to time in our other filings with the SEC.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth under “Risk Factors” and elsewhere contained or incorporated by reference in this prospectus. All written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus. Prior to investing in our common stock, you should read this prospectus, our filings incorporated by reference herein and the documents we have filed as exhibits to this registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we currently expect.

Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere or incorporated by reference in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in the Selling Stockholder Shares offered hereby and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference in this prospectus. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” before you decide to invest in our common stock, you should also read the entire prospectus carefully, including “Risk Factors” beginning on page 15, “Summary of Consolidated Financial Information” beginning on page 10, and the financial statements and related notes included or incorporated by reference in this prospectus.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “our company,” “Nano Nuclear” and “our business” refer to Nano Nuclear Energy Inc. and its consolidated subsidiaries.

Overview

We are an early-stage nuclear energy company, developing smaller, cheaper, and safer advanced portable clean energy solutions, utilizing proprietary reactor designs, intellectual property, and research methods, to contribute towards a sustainable future. Led by a world class scientific and management team, our business plan involves comprehensive engagement across every sector of the nuclear power and energy industry, traversing the path from sourcing raw materials through to developing cutting edge advanced nuclear microreactors. Our dedication extends further, encompassing commercial nuclear fuel transportation, the fuel supply chain, technology development, and consulting services.

Currently, we are in the pre-revenue stage and are principally focused on four business lines as part of our development strategy:

●	Micro Nuclear Reactor Business. We are developing the next generation of advanced nuclear microreactors, in particular (i) the fixed installation KRONOS MMR™ Energy System, (ii) ZEUS, a portable modular solid core battery reactor, (iii) ODIN, a portable modular low-pressure coolant reactor, and (iv) the space focused, portable LOKI MMR™ . Through the collaboration of our world-renowned nuclear scientists and engineers, the U.S. national nuclear laboratories, and government support, we believe our reactors will have the potential to impact the global energy landscape. Our goal is to commercially launch one of these products in the early 2030s.

On January 10, 2025, we closed the asset acquisition of the KRONOS MMR™ Energy System and the LOKI MMR™ from Ultra Safe Nuclear Corporation (“USNC”). These assets include certain contracts, intellectual property rights, prior demonstration projects, and pursuant to an arrangement with an affiliated entity described below, the equity interests of a Canadian entity, free and clear of any liens other than certain specified liabilities of USNC that were assumed, for a total purchase price of $8.5 million in cash through an auction conducted pursuant to Section 363 of the U.S. Bankruptcy Code in connection with USNC’s pending Chapter 11 bankruptcy proceedings. On December 18, 2024, the United States Bankruptcy Court for the District of Delaware, the Bankruptcy Court overseeing USNC’s bankruptcy held a hearing where it approved the sale of the USNC Assets to us. The KRONOS and LOKI assets purchased from USNC included five contracts with third-party collaborators, 38 issued, pending or published patents, 16 registered, pending or published trademarks, and any other technology and intellectual property related to the acquired businesses, rights related to a demonstration project related to the KRONOS MMR™ Energy System in the United States and the business records of the acquired businesses and related confidentiality rights. We acquired these assets through two new wholly owned subsidiaries incorporated in Nevada. The acquired assets also included certain Canadian assets (the “Canadian Assets”), including three contracts with Canadian authorities, the equity interests of a Canadian partnership and rights related to a demonstration project related to the KRONOS MMR™ Energy System in Canada, the transfer of which need the consent of certain Canadian governmental entities (the “Canadian Consents”), with an escrow of $250,000 deposited at the closing securing the Canadian Consents. If the Canadian Consents are not received within 90 days after the closing, we shall have the right to terminate the acquisition of the Canadian Assets and receive the return of $250,000 held in escrow. To better facilitate the Canadian Consents and to continue diligence of the Canadian partnership and other Canadian Assets, our disinterested directors unanimously approved the assignment of our rights to the Canadian Assets to Jay Jiang Yu, our founder, President, Secretary and Treasurer, and Chairman of the Board, and certain Canadian entities owned or controlled by Mr. Yu (the “Yu Entities”). In exchange, on January 10, 2025, the Company entered into an option agreement (“Yu Option Agreement”) with Mr. Yu and Yu Entities, pursuant to which the Company received an option back from Mr. Yu and Yu Entities to acquire for nominal consideration, for a period of five years beginning once the receipt by the Yu Entities of the Canadian Assets upon receiving the Canadian Consents, any or all of the equity interests of the Yu Entities or the Canadian partnership, the other Canadian Assets or the material assets and business of the Canadian partnership. As of the date of this prospectus, we and the Yu Entities are continuing to review the Canadian Assets to determine if they will be acquired and we are still in dialogue with certain Canadian governmental entities with respect to certain of the Canadian Assets.

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The KRONOS and LOKI technologies target new markets beyond those targeted by the ZEUS and ODIN reactors, which are designed for more remote locations, such as island and remote communities, remote industry such as mining projects or oil and gas. The KRONOS MMR™ Energy System reactor will target larger population centers, industrial heat for larger industries, data and artificial intelligence centers for the tech industry, and LOKI MMR™ will target extra-terrestrial applications. In early April 2025, we signed a strategic collaboration with the University of Illinois Urbana-Champaign (“UIUC”) to construct the first KRONOS MMR™ Energy System research reactor on the university’s campus. In mid-April 2025, we launched a recruitment initiative focused on the Midwest region to support our ambitious plans to construct, demonstrate and gain regulatory approval for full-scale KRONOS MMR Energy System in both the United States and Canada. In late April 2025, the NRC issued its final Safety Evaluation (SE) approving the Fuel Qualification Methodology Topical Report (FQM TR) for the advanced fuel design to be used in our stationary KRONOS MMR™ Energy System. The diversity of products positions us to capitalize on growing financial investment and societal momentum driving advanced nuclear energy technologies on a global scale across multiple different areas. We will leverage our world-class technical team to analyze and optimize these technologies, key components, and intellectual property, before integrating them into its operational frameworks and ongoing innovative efforts. We also intend to build upon and strengthen the extensive industry relationships that USNC established during its operations, including those with The University of Illinois Urbana-Champaign and the Canadian Government to build prototype reactors.

Our ZEUS and ODIN microreactors have moved from the design stages to physical test work stages, with materials testing, irradiation testing, and initial rig construction currently underway, to ensure the accuracy of our modelled reactors and to optimize the dimensions and composition of the systems. We have conducted and completed external design audits on both the ZEUS and ODIN reactor designs to provide external validation for our designs. The design audits for the reactors were conducted and completed by the Idaho National Laboratory (“INL”). We have communicated with the U.S. Nuclear Regulatory Commission (“NRC”) and Department of Energy (“DOE”), informing them of the status of our microreactor designs and the estimated internal timelines for our microreactor developments, with an understanding that definite timelines will be provided once available, to allow the NRC to arrange the necessary personnel to oversee the microreactor licensing process. We increased the size of the technical teams during 2024 and 2025 to expedite the development of the reactor systems, as well as recruiting former NRC personnel to oversee our regulatory licensing processes, and to engage directly with the NRC to facilitate the commercialization planning. In January 2025, we announced that we had contracted with Thermal Engineering International (TEi), a Babcock Power Inc.® company, to advance the design and fabrication of several heat exchangers for use in our ODIN microreactor in development. In March 2025, six additional professionals, including Radwan Nassim Kheroua, Dr. Andrew Steer, James Leybourn, Simon Boddington, Luke Godfrey, and Jake Miles joined our U.K.-based nuclear science and engineering partner Cambridge AtomWorks, led by Professors Ian Farnan and Eugene Shwageraus. Cambridge AtomWorks personnel are leading the development of our ODIN microreactor. In March 2025, we also announced that we had assembled the first reactor core hardware of our ZEUS microreactor for initial non-nuclear testing. As of the day of this prospectus, it is unclear if our work with INL on Zeus will proceed under the Gateway for Accelerated Innovation in Nuclear (GAIN) Nuclear Energy voucher award received by us for ZEUS in 2024. However, given the growth of our company and resources over the past year, we believe we will be able to progress the Zeus project on timelines we deem appropriate even without the benefit of this voucher.

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In addition, in August 2024, we purchased a 14,000 sq. ft., 2-story building in Oak Ridge, Tennessee for $1.7 million to house our Nuclear Technology Headquarters. Michael Norato, Ph.D., an INL and DOE veteran, was appointed as our Director of Nuclear Facilities and Infrastructure in December 2024. Dr. Norato will oversee the construction, development and licensing of our key facilities, including our recently acquired 14,000 sq. ft. Oak Ridge, Tennessee Nuclear Technology Headquarters and future test bed reactor sites for experiments related to our ZEUS and ODIN microreactors currently in development. He will also lead the establishment of deconversion and fuel processing facilities, helping to further our goal of being a vertically integrated leader in the U.S. nuclear fuel cycle. We expect to increase the number of personnel working at the facility over the next year and expect to ultimately employ up to 30 personnel at the facility. We are also currently undertaking approximately $800,000 of renovation work on the facility as well.

In January 2025, we entered into a lease for a facility in Westchester County, New York where we have established a purpose-built demonstration facility to be used to demonstrate the operation and viability of several non-nuclear parts and components of our nuclear microreactors in development. In February 2025, we engaged aRobotics Company, a leading innovator in robotics fabrication, inspection, engineering and testing, to oversee the multimillion dollar build out of our demonstration facility in Westchester County, New York. aRobotics will also assist us with the fabrication of key components for the demonstration facility. We committed approximately $3 million to retrofit this facility. In May 2025, we announced the completion of our retrofit of this facility and the commencement of operations there. The facility will also support ongoing work on our SBIR Phase III project for its Annular Linear Induction Pump (ALIP) technology.

●	Fuel Processing Business. Through our subsidiary, HALEU Energy Fuel Inc., and in coordination with the DOE, we are seeking to develop a domestic low-enriched uranium (LEU) and high-assay low-enriched uranium (HALEU) fuel supply chain to supply fuel not only for our own reactors but also to the broader advanced nuclear reactor industry. We have tentatively identified the site where we intend to construct the facilities and have begun to build the team to design and develop these facilities.

We have also made a $2 million strategic investment in and entered into a collaboration with a laser-based uranium enrichment technology company, LIS Technologies Inc. (“LIST”) (which is a related party), to support the development of their technology. Through this investment and related collaboration, we aim to assist in advancing LIST’s technologies to secure a reliable low enriched uranium fuel supply for our future operations and the broader nuclear energy industry. The parties intend that LIST will provide us with enriched uranium hexafluoride (UF6) at no cost to be fabricated and sold to customers, with LIST to receive compensation as part of a profit-sharing arrangement to be agreed upon between the companies in the future. Through collaboration with LIST, we intend to construct the supporting facilities alongside LIST’s enrichment facility, including the deconversion and fuel fabrication facilities, and conversion if necessary. We also leased 7,000 square feet of space at our Nuclear Technology Center in Oak Ridge, Tennessee to LIST. Our relationship with LIST is considered a related party transaction since certain of our executive directors and officers, including Jay Jiang Yu and Dr. Tsun Yee Law, also serve as directors and officers for LIST, and James Walker serves as a consultant to LIST. Our investment in LIST was unanimously approved by all of our disinterested independent directors.

In December 2024, we announced that LIST and our company were selected by the DOE to participate as one of six contract awardees in the DOE’s Low-Enriched Uranium (LEU) Enrichment Acquisition Program (“LEU Acquisition Program”). Under the contract awarded to LIST, LIST was selected as the prime contractor, with our company as the key subcontractor bringing our technical and regulatory expertise in advanced nuclear solutions to the collaboration. LIST will oversee the development of the primary uranium enrichment processes using its novel laser technology, while our company will contribute towards development in the areas of fuel deconversion, fuel fabrication, and fuel transportation. The total overall amount appropriated under the LEU Acquisition Program across all six contract awardees is anticipated to be $3.4 billion, to be awarded by the DOE via agreed to task orders each having a minimum value of $2 million.

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●	Fuel Transportation Business. Our transportation business will build on existing work completed at INL, Oak Ridge National Laboratory (“ORNL”) and Pacific Northwest National Laboratory (“PNNL”), the world’s premier U.S.-backed nuclear research facilities. We received an exclusive license for a high capacity HALEU fuel transportation basket design in April 2024, which will form the basis of a complete transportation system. This license grants us, as the licensee, exclusive rights for the use and development of the technology. In addition, the licensor is not permitted to license the technology to any other parties within the specified scope. We believe this technology is the most advanced concept in the United States for moving HALEU in commercial quantities. We are currently conducting work to modify the design to accommodate a variety of different fuel forms, so we are positioned to move fuel for both of our reactors and to enable us to provide transportation services to any nuclear company looking to move commercial quantities of fuel. In September 2024, we signed an agreement with GNS Gesellschaft für Nuklear-Service mbH (“GNS”) to undertake a wide-ranging project to produce an optimized HALEU transportation system solution based on our exclusively licensed fuel transportation basket design. The GNS agreement encompasses a study for the transport of multiple HALEU nuclear fuel types, including uranium oxide, TRISO particles, uranium-zirconium hydride, uranium mononitride, and salt fuel for molten salt reactors, thus optimizing the quantity of material that can be transported and developing a conceptual package design that will accommodate the new basket design. We also seek to acquire assets and existing businesses within the nuclear transportation industry to possess our company with the capabilities to internally move the materials, reactors, and fuels inherent within a reactor deployment operation, although we have not entered into any definitive agreements as of the date of this reoffer prospectus. We intend to obtain NRC certification for our high-capacity HALEU transportation system to move commercial quantities of HALEU fuel around North America and internationally. If developed and commercialized, we believe this product will serve as the basis for a domestic HALEU transportation company capable of providing commercial quantities of HALEU fuel. We hope to put our fuel transportation business into operation by 2028. We have also brought on two former United Parcel Service (UPS) executives, one of which works for our fuel transportation subsidiary, with the other sitting on our Executive Advisory Board, to assist in growing the transportation business around our technology.

●	Nuclear Consultation Services. We also plan on providing nuclear service support and consultation services for the expanding and resurgent nuclear energy industry, both domestically and internationally. This business opportunity represents our nearest term revenue generating opportunity. Our goal is to start providing nuclear service support and consultation services for the nuclear energy industry in 2025. As part of our efforts domestically, following our collaboration with Digihost Technology Inc. (“Digihost”) in December 2024, we expect to provide consulting services to Digihost by the end of the second quarter of 2025. These services will support the planning and execution of the Digihost project and will encompass regulatory advice, site assessment, roadmap development, and stakeholder engagement. In addition to these rendered services, we are examining strategic acquisitions or collaborations to expand our business and consultancy services. We have commenced several material discussions with potential targets for such acquisitions or collaborations, but as of the date of this reoffer prospectus, we have not entered into any definitive agreements for such acquisitions or collaborations. In combination with our intention to acquire existing revenue generating consultancy businesses, we are focusing on building our own internal nuclear consultation business in coordination with certain outside academic institutions, which we anticipate would require approximately $2 million over the next twelve months to recruit additional staff and build corresponding infrastructure to be capable of providing these services.

Our Mission

Our mission is to become a commercially focused, diversified and vertically integrated nuclear energy company that will capture market share in the very large and growing nuclear energy sector. To implement our plans, since our founding in 2022, our management has had constant communications with key U.S. government agencies, including the DOE, the INL and ORNL, which are a part of the DOE’s national nuclear laboratory system. Our company also maintains important collaborations with leading researchers from the Cambridge Nuclear Energy Centre and The University of California, Berkeley.

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Our Industry and Market

We believe that the U.S. domestic nuclear energy sector is undergoing a renaissance that we believe we can capitalize on. Strong demand signals and investment support from the Tech Industry, combined with DOE programs intended to build back national nuclear infrastructure, have created positive market momentum and investor sentiment, which is further driving development and market forces within the nuclear energy industry.

We strongly support objectives of the DOE and the International Atomic Energy Agency (IAEA) for the peaceful use of nuclear energy, and we intend for our technology to form part of the U.S. foreign policy to advance the peaceful use of nuclear energy, science and technology, and drive new resources to projects and activities in developing countries with the greatest need. A key part of our business plan will seek to become a nuclear technology organization that can grow the U.S. global energy market engagement and concurrently support global market opportunities.

In 2021, the White House published a statement titled “FACT SHEET: President Biden Sets 2030 Greenhouse Gas Pollution Reduction Target Aimed at Creating Good-Paying Union Jobs and Securing U.S. Leadership on Clean Energy Technologies.” On May 23, 2025, President Trump signed a series of executive orders aimed at accelerating the development and deployment of nuclear energy in the United States. These directives set forth a national objective to quadruple nuclear energy capacity by 2050 and direct federal agencies, including the DOE and the NRC, to implement policy reforms supporting the restart of shuttered plants, expedited licensing of new reactors, and expanded investment in advanced nuclear technologies such as small modular reactors (SMRs). The orders also emphasized strengthening the domestic uranium supply chain and supporting workforce development initiatives. These policy measures are expected to significantly impact the regulatory environment, capital access, and strategic direction of the nuclear energy sector.

The United States has taken numerous steps in recent years to reduce its dependence on carbon-emitting energy sources. The U.S. had previously set a goal to reach a 100% carbon pollution-free electricity system by 2035, and President Biden set a target of a 50 to 52% reduction from 2005 levels in economy-wide net greenhouse gas pollution by 2030, underlining the Biden administration’s desire for new energy solutions which are at the core of our business plans. Additionally, the “net zero world” initiative signals the U.S.’s proactive stance in working with countries to lead a global transition to net zero emissions by 2050. While it remains unclear how the Trump administration will view the net world zero initiative, it has already voiced support for the advanced reactor industry and declared its intention to support the build back of the nuclear industry in the United States.

Our Vision, Market Opportunity and Key Government Support

We believe our achievements to date and our business plans are positioning our company to be a leading participant in the U.S. nuclear energy and technology industry through simultaneously rebuilding and introducing national capabilities to drive the resurgent nuclear energy industry. We further believe that our timing and approach into the industry have been optimal, with insight into national capability deficiencies and an understanding of the difficulties faced by other commercial nuclear energy, particularly microreactor, companies. Almost all microreactor companies have advanced using funds acquired from government grants or awards. Even with private funding, they have been stifled by lack of investor interest because of the long return timelines and high risks.

Despite the early stage of our company, we believe we are competitively differentiated in many ways.

●	Non-Dependent on Government Funding. Most small modular reactor (SMR) and microreactor companies are reliant on government grants and financing to progress their concepts. Consequently, their progress may cease once government funding is not available. Conversely, we do not rely on government funding to sustain our business operations.

●	Technical Insight. On the technical front, we have benefited from insight into the problems which affected earlier movers within the advanced reactor space. SMR companies have raised billions of dollars for development but have been stalled by needing to qualify fuel or coolants, or acquiring the fuel necessary to advance their reactors. This led to our investigations into de-risking our own fuel supply by pursuing development and investment into the fuel supply chain and examining our own fuel processing facility, as well as opting to use more conventional fuel with greater operational history. We believe we have identified certain problems affecting the industry and we are taking early action to surmount potential roadblocks.

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●	Government Contacts. During 2024, individuals with high placed government service and contacts joined our company. These include (i) John G. Vonglis, the former Chief Financial Officer of the DOE, who joined as our Executive Director of Global Government Affairs, (ii) Eric R. Oesterle, a former Branch Chief for Operating Reactor Licensing at the NRC, who joined as our Head of Microreactor Regulatory Licensing, (iii) David Tiktinsky, a forty year veteran of the NRC, who joined as our Head of Nuclear Regulatory Licensing and (iv) Dr. Seth Berl, a former Deputy Chief Data Officer at the DOE, who joined our board of directors. In addition, a number of former high-ranking military and government officials with significant experience in nuclear energy sit on our Executive Advisory Board. Our recruitment efforts were complemented by bringing in experts involved in every major part of the nuclear industry, from regulation to laboratories, to technical teams. We believe we will benefit from those government contacts as our company will be afforded access to highly skilled personnel possessing advanced expertise in the energy and nuclear sectors.

●	World Class Team. Our technical team is world class, with simple and realizable reactor concepts that do not require exotic fuels, and who are aware of all the difficulties faced by almost every other reactor company who has chosen designs which have complicated development and licensing. Our team has a deep knowledge of applicable regulatory requirements surrounding safety, transportation, and decommissioning, and our designs have incorporated all these considerations from the outset.

●	Government Initiatives. We believe that the U.S. government is increasingly showing strong support for nuclear energy through various initiatives aimed at advancing nuclear technology, all of which further our business plans and opportunities. This support has taken various forms, including legislation, grants, project funding and loan guarantees. Aside from the support for existing nuclear capabilities, all of these initiatives have the potential directly or indirectly to benefit and support our company.

Our Competitive Strengths

We believe we have the following competitive strengths relating to our various business lines:

Microreactor Business. Unlike other nuclear reactor companies, we are seeking to become a vertically integrated company with multiple streams of revenue, a diversified business to hedge against market changes, and greater control over industries supporting microreactor development, such as nuclear fuel and transportation. Our diversified business model will make us highly differentiated from other reactor companies. We believe we have an expertise advantage over other companies developing microreactors, as we can recruit the best scientists, engineers and professionals in the world from any country or institution, without being constrained by the available personnel located within certain academic and professional institutions. The technical personnel involved in the current design of our reactors have been involved with the design and development of dozens of different reactors.

Fuel Processing Business. We believe, based on our market research, that no SMR and microreactor company is currently developing an integrated non-TRISO CAT II fuel supply chain to produce fuel for their reactors. Our strategy to develop fuel for our own reactors will also position us to supply fuel to the wider nuclear industry and other reactor manufacturers, addressing anticipated significant shortfalls in fuel supply.

Fuel Transportation Business. We identified a transportation concept which investigated a high capacity HALEU fuel transportation basket design, which was developed by INL, ORNL and PNNL, and funded by the DOE. The technology was pursued by DOE to create a full HALEU transportation package, which provided the most advanced solution to address the technological challenge of moving commercial quantities of HALEU fuel around North America. The development of this concept had not been continued by the DOE due to lack of funding. On April 3, 2024, we entered into the BEA License with BEA for this nuclear fuel transportation package, and have been working with the groups capable of aiding us in the development of the concept into a NRC certified and transportation package for the transportation of HALEU materials.

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Our Challenges

We are a young company seeking to develop and launch an integrated nuclear energy business. Our efforts face and will continue to face many significant challenges, as our business involves complex nuclear technology, regulatory hurdles, and rapidly shifting market dynamics. These challenges include, but are not limited to, the following:

●	Obtaining the necessary permits and licenses for nuclear reactors, facilities and transportation capabilities is time-consuming and expensive. Microreactors must meet stringent safety and environmental standards, and gaining regulatory approval can be a lengthy endeavor. Additionally, ensuring the safety of a microreactor throughout its lifecycle is paramount. Developing, implementing, and maintaining robust safety systems and protocols are critical challenges. Implementing robust security measures to protect against theft, sabotage, or unauthorized access is also critical for both regulatory compliance and public safety.

●	Building and operating a microreactor and our other nuclear energy related technologies is very capital-intensive. Securing the necessary significant funding and managing costs, including but not limited to operational and maintenance costs, are ongoing challenges for our business.

●	The political and regulatory landscape can change, impacting the stability and viability of nuclear projects. International agreements and geopolitical factors can also affect nuclear technology access and export.

Competition

We face significant competition in our industry. Our competitors (nearly all of which are significantly larger and have more cash and other resources than we do) are other power generation systems which provide energy within the 1MWe-1.5MWe range. This competition includes fossil fuel power generating units, renewables, long duration storage and other nuclear reactors, including other microreactors. However, as described above in “Competitive Strengths”, we believe we are positioned better than our competition to emerge as a leading supplier of carbon-free round the clock energy generation.

Intellectual Property

We have developed or acquired important intellectual property to protect our technologies, including eight patent applications (which are currently under U.S. Patent and Trademark Office review) for our microreactors, the acquisition of intellectual property (and subsequent filing by us of a provisional patent) related to our acquired annular linear induction pump technology (ALIP)) used in small nuclear reactor cooling, an exclusive license for our fuel transportation technology, and intellectual property acquired from USNC, including 38 issued, pending or published patents, 16 registered, pending or published trademarks, and any other technology and intellectual property related to the acquired businesses, rights related to a demonstration project related to the KRONOS MMR™ Energy System in the United States and the business records of the acquired businesses and related confidentiality rights.

Corporate Information

We were incorporated under the laws of the State of Nevada on February 8, 2022. Our principal executive office is located at 10 Times Square, 30th Floor, New York, NY 10018, and our telephone number is (212) 634-9206. Our website is www.nanonuclearenergy.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus, and investors should not rely on such information in deciding whether to purchase shares of our common stock.

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Summary of Consolidated Financial Information

The following table sets forth certain summary financial and other data for the periods ended and at the dates indicated below. Our summary financial information for the quarter ended March 31, 2025 has been derived from our unaudited condensed consolidated financial statements for such period incorporated by reference in this prospectus. Our summary financial information for the years ended September 30, 2024 and 2023 has been derived from our audited consolidated financial statements incorporated by reference in this prospectus. The financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the period ended March 31, 2025 (as defined below), and the 2024 Annual Report (as defined below), each of which has been filed with the Securities and Exchange Commission (the “SEC”) and is incorporated by reference into this prospectus.

Statements of Operations

	Three Months Ended		Six Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Operating expenses
General and administrative	$15,697,178	$1,423,309	$18,191,748	$2,252,205
Research and development	6,712,543	290,539	7,617,466	810,555
Change in fair value of contingent consideration	78,250	-	602,500	-
Loss from operations	22,487,971	1,713,848	26,411,714	3,062,760

Other income	1,179,250	36,220	1,989,631	71,187
Net loss	$(21,308,721)	$(1,677,628)	$(24,422,083)	$(2,991,573)

Net loss per share of common stock:
Basic	$(0.57)	$(0.07)	$(0.69)	$(0.13)
Diluted	$(0.57)	$(0.07)	$(0.69)	$(0.13)

Weighted-average shares of common stock outstanding:
Basic	37,074,514	23,861,244	35,502,417	23,521,208
Diluted	37,074,514	23,861,244	35,502,417	23,521,208

	For the Year Ended September 30, 2024	For the Year Ended September 30, 2023
Operating expenses
General and administrative	$6,850,993	$4,749,395
Research and development	3,725,565	1,534,000
Change in Fair Value of contingent consideration	(66,000)	-
Loss from operations	(10,510,558)	(6,283,395)

Other income	359,002	32,994
Net loss	$(10,151,556)	$(6,250,401)

Net loss per share of common stock:
Basic	$(0. 39)	$(0.28)
Diluted	$(0. 39)	$(0.28)

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Statements of Changes in Mezzanine equity and Stockholders’ Equity

For the Six Months Ended March 31, 2025

	Common		Additional paid-in	Accumulated	Total stockholders’
	shares	Amount	capital	deficit	equity
Balance as of September 30, 2024	30,715,663	$3,072	$49,038,165	$(17,433,781)	$31,607,456

Common stock issuances	4,935,294	494	101,399,518	-	101,400,012
Offering costs	-	-	(9,058,856)	-	(9,058,856)
Exercise of warrants	975,974	97	14,387,311	-	14,387,408
Exercise of stock options	638,000	64	1,636,436	-	1,636,500
Equity-based compensation	-	-	16,476,053	-	16,476,053
Net loss	-	-	-	(24,422,083)	(24,422,083)
Balance as of March 31, 2025	37,264,931	$3,727	$173,878,627	$(41,855,864)	$132,026,490

For the Year Ended September 30, 2024

	Mezzanine Equity		Permanent Equity
	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total
Balance as of September 30, 2023	2,000,000	$5,000,000	23,184,869	$2,319	$9,288,553	$(7,282,225)	$2,008,647
Mezzanine equity conversion	(2,000,000)	(5,000,000)	2,000,000	200	4,999,800	-	5,000,000
Common stock issuances	-	-	4,804,019	481	34,953,456	-	34,953,937
Offering costs	-	-	-	-	(3,629,829)	-	(3,629,829)
R&D acquisition common stock issuances	-	-	50,000	5	786,495	-	786,500
Exercise of warrants	-	-	63,775	6	1,275,494	-	1,275,500
Exercise of stock options	-	-	593,000	59	1,043,941	-	1,044,000
Equity-based compensation	-	-	20,000	2	320,255	-	320,257
Net loss	-	-	-	-	-	(10,151,556)	(10,151,556)
Balance as of September 30, 2024	-	$-	30,715,663	$3,072	$49,038,165	$(17,433,781)	$31,607,456

For the Year Ended September 30, 2023

	Mezzanine Equity		Permanent Equity
	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total
Balance as of September 30, 2022	-	$-	20,501,500	$2,050	$3,139,450	$(1,031,824)	$2,109,676
Common stock issuances	2,000,000	5,000,000	2,598,369	260	3,765,109	-	3,765,369
Equity-based compensation	-	-	85,000	9	2,383,994	-	2,384,003
Net loss	-	-	-	-	-	(6,250,401)	(6,250,401)
Balance as of September 30, 2023	2,000,000	$5,000,000	23,184,869	$2,319	$9,288,553	$(7,282,225)	$2,008,647

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Statements of Cash Flows

	For the Six Months Ended March 31, 2025	For the Six Months Ended March 31, 2024

OPERATING ACTIVITIES
Net loss	$(24,422,083)	$(2,991,573)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity-based compensation	16,476,053	152,457
Amortization of right-of-use assets	133,614	11,878
Depreciation	39,517	-
Changes in fair value of contingent liability	602,500	-
Change in assets and liabilities:
Prepaid expenses	161,725	(429,120)
Deposits	(284,000)	(235,235)
Accounts payable and accrued liabilities	1,774,018	109,503
Due to related parties	5,000	(10,000)
Lease liabilities	(107,323)	(17,114)
Net cash used in operating activities	(5,620,979)	(3,409,204)

INVESTING ACTIVITIES
In-process research and development	(9,075,045)	-
Additions to property, plant and equipment	(3,625,846)	-
Net cash used in investing activities	(12,700,891)	-

FINANCING ACTIVITIES
Proceeds from common stock issuances	101,400,012	-
Offering costs	(9,058,856)	-
Proceeds from exercise of warrants	14,387,408	-
Proceeds from exercise of stock options	1,636,500	-
Proceeds from stock subscriptions	-	2,466,437
Payment of deferred offering costs	-	(55,000)
Net cash provided by financing activities	108,365,064	2,411,437

Net increase (decrease) in cash and cash equivalents	90,043,194	(997,767)
Cash and cash equivalents, beginning of period	28,507,257	6,952,795
Cash and cash equivalents, end of period	$118,550,451	$5,955,028

Non-cash transactions:
Conversion from Mezzanine Equity to Stockholders’ Equity	$-	$(5,000,000)
Inception of Right-of-Use Asset / Liability	$1,026,348	$1,926,656

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	For the Year Ended September 30, 2024	For the Year Ended September 30, 2023

OPERATING ACTIVITIES
Net loss	$(10,151,556)	$(6,250,401)
Adjustments to reconcile net loss to net cash used in operating activities:
R&D acquisition paid in equity	786,500	-
Equity-based compensation	320,257	2,384,003
Amortization of right of use asset	96,532	-
Depreciation	10,393	-
Change in assets and liabilities:
Prepaid expenses	(628,090)	(88,409)
Deposits	(235,235)	-
Accounts payable and accrued liabilities	571,474	87,234
Due to related parties	(10,000)	-
Lease liability	5,079	-
Contingent liability	770,500	-
Net cash used in operating activities	(8,464,146)	(3,867,573)

INVESTING ACTIVITIES
Increase in long-term investments	(2,000,000)	-
Additions to property, plant and equipment	(1,700,000)	-
Net cash provided by financing activities	(3,700,000)	-

FINANCING ACTIVITIES
Proceeds from common stock issuances	34,953,937	8,765,369
Offering costs	(3,554,829)	(75,000)
Proceeds from exercise of warrants	1,275,500	-
Proceeds from exercise of stock options	1,044,000	-
Net cash provided by financing activities	33,718,608	8,690,369

Net increase in cash	21,554,462	4,822,796
Cash and cash equivalents, beginning of year	6,952,795	2,129,999
Cash and cash equivalents, end of year	$28,507,257	$6,952,795

Non-Cash Supplemental Disclosures
Right of use assets acquired in exchange for new operating lease liabilities	$1,926,178	$-

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THE OFFERING

Common Stock to be Offered:	3,888,889 Selling Stockholder Shares held by the Selling Stockholders.

Terms of the Offering:	The Selling Stockholders will determine when and how to sell the Selling Stockholder Shares offered in this prospectus in their discretion, as described in “Plan of Distribution.”

Use of Proceeds:	We will not receive any proceeds from the sale of Selling Stockholder Shares in this offering.

Listing and Symbol:	Our common stock is listed on The Nasdaq Capital Market under the symbol “NNE”.

Risk Factors:	Investing in our securities is speculative and involves substantial risks. You should read the “Risk Factors” section of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase our securities.

Shares of our common stock that may be offered under this prospectus will be fully paid and non-assessable. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the Selling Stockholders for offer and resale, we are referring to the Selling Stockholder Shares that have been issued to the Selling Stockholders.

When we refer to the Selling Stockholders in this prospectus, we are referring to the Selling Stockholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

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RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our 2024 Annual Report on Form 10-K (as defined below), subsequent Quarterly Reports on Form 10-Q (as defined below) and those that may be included in the prospectus, as well as the cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus and the documents we incorporate by reference. See “Incorporation of Documents by Reference” on page 23.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to pay interest on, or the principal of, any debt securities may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Selling Stockholder Shares by the Selling Stockholders.

The Selling Stockholders will pay any expenses incurred by the them for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of their Selling Stockholder Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Selling Stockholder Shares covered by this prospectus, including, without limitation, all registration fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will each, in their respective discretions, offer Selling Stockholder Shares at the prevailing market prices for our common stock or privately negotiated prices. The offering price of the Selling Stockholder Shares does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

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SELLING STOCKHOLDERS

Description of the May 2025 Private Placement

On May 26, 2025, we entered into a Securities Purchase Agreement (the “May 2025 SPA”) with each of six institutional investors (the “May 2025 Investors”), pursuant to which we agreed to offer and sell an aggregate of 3,888,889 shares of our common stock, par value $0.0001 per share, in a private placement (the “May 2025 Private Placement”) for the aggregate gross proceeds of approximately $105 million. The May 2025 Private Placement closed on May 28, 2025.

After deducting the placement agent fees and estimated offering expenses payable by us, we received net proceeds of approximately $99 million. We intend to use these net proceeds for research and development, marketing, general working capital and general corporate purposes, which could include potential acquisitions of complementary businesses or assets.

In the May 2025 Private Placement, we issued and sold an aggregate of 3,888,889 shares of our common stock at a purchase price of $27.00 per share to the May 2025 Investors. The May 2025 SPA includes standard representations, warranties and covenants of the Company and the May 2025 Investors, including a restriction on future issuances of our capital stock or filing a registration statement or any amendment or supplement thereto (subject to certain exceptions) for a period of thirty (30) days following effectiveness of our May 2025 Resale Registration Statement (as defined below) required by the May 2025 RRA (as defined below).

On May 26, 2025, in connection with the May 2025 Private Placement, we entered into a registration rights agreement with each of the May 2025 Investors (the “May 2025 RRA”), pursuant to which we agreed to file a registration statement (the “May 2025 Resale Registration Statement”) with the SEC covering the resale of 3,888,889 shares of our common stock by no later than June 10, 2025 (the date of filing, the “May 2025 Filing Date”), with the May 2025 Resale Registration Statement to be effective within 30 days of the May 2025 Filing Date (if it is not subject to review by the SEC), or within 60 days after the May 2025 Filing Date (if it is subject to full review by the SEC). The May 2025 Investors are also entitled (subject to certain exceptions) to customary piggyback registration rights during the period in which the May 2025 Resale Registration Statement is effective. We are subject to customary requirements to pay liquidated damages to the May 2025 Investors in the event we do not meet certain filing and effectiveness deadlines set forth in the May 2025 RRA in an amount equal to 1% of such investor’s subscription amount, plus interest, as applicable, accruing on a daily basis until such event giving rise to the liquidated damages is cured.

Titan Partners Group LLC, a division of American Capital Partners, LLC (“Titan”), acted as placement agent for the May 2025 Private Placement under a placement agency agreement with us, pursuant to which it received a cash fee equal to 5.0% of the gross proceeds received by us in the May 2025 Private Placement, and reimbursement of $150,000 in legal expenses.

Selling Stockholder Table

The Selling Stockholder Shares being offered by the Selling Stockholders are those previously issued to the Selling Stockholders in the May 2025 Private Placement. We are registering the Selling Stockholder Shares in order to permit the Selling Stockholders to offer the Selling Stockholder Shares for resale from time to time. Except for the ownership of the Selling Stockholder Shares, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of our common stock by each of the Selling Stockholders. The second column lists the number of shares of our common stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of common stock as of the date of this prospectus.

The third column lists the Selling Stockholder Shares being offered by this prospectus by the Selling Stockholders.

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In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the number of shares of common stock issued to the Selling Stockholders in the May 2025 Private Placement as described above.

The fourth column assumes the sale of all Selling Stockholder Shares offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their Selling Stockholder Shares. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)	Number of shares of Common Stock Owned After Offering (2)
Anson Investments Master Fund LP (3)	1,370,633	793,333	577,300
Anson East Master Fund LP (4)	387,701	221,667	166,034
Anson Opportunities Master Fund LP (5)	276,666	151,666	125,000
Funicular Funds, LP (6)	185,186	185,186	—
Citadel CEMF Investments Ltd. (7)	1,240,740	1,240,740	—
Hood River Capital Management LLC (8)	925,926	925,926	—
Polar Multi-Strategy Master Fund (9)	185,185	185,185	—
Transcend Partners LLC (10)	185,186	185,186	—
Total	4,757,223	3,888,889	868,334

(1)	Shares of common stock listed in this column consist of Selling Stockholder Shares.

(2)	Assumes the Selling Stockholders sell all of the Selling Stockholder Shares being offered by this prospectus.

(3)	Includes 793,333 shares of common stock issued in the May 2025 Private Placement and 577,300 shares of common stock issuable upon the exercise of the warrants issued in the July and October 2024 follow-on offerings, all of which are currently held by Anson Investments Master Fund LP (“AIMF”). Based on information provided by AIMF, Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of AIMF, hold voting and dispositive power over the common stock held by AIMF. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein. The principal business address of AIMF is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4)	Includes 221,667 shares of common stock issued in the May 2025 Private Placement and 166,034 shares of common stock issuable upon the exercise of the warrants issued in the July and October 2024 follow-on offerings, all of which are currently held by Anson East Master Fund LP (“AEMF”). Based on information provided by AEMF, Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of AEMF, hold voting and dispositive power over the common stock held by AEMF. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein. The principal business address of AEMF is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

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(5)	Includes 151,666 shares of common stock issued in the May 2025 Private Placement and 125,000 shares of common stock issuable upon the exercise of the November 2024 private placement warrants, which are currently held by Anson Opportunities Master Fund LP (“AOMF”). Based on information provided by AOMF, Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of AOMF, hold voting and dispositive power over the common stock held by AOMF. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein. The principal business address of AOMF is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)	Includes 185,186 shares of common stock issued in the May 2025 Private Placement, all of which are currently held by Funicular Funds, LP (“Funicular”). Based on information provided by Funicular, Jacob Ma-Weaver has voting and dispositive power over securities held by Funicular. Mr. Ma-Weaver disclaims any beneficial ownership of the securities held by Funicular other than to the extent of his pecuniary interest therein. The business address of the foregoing entity and individual is 601 California Street, Suite 1151, San Francisco, CA 94108.

(7)	Includes 1,240,740 shares of common stock issued in the May 2025 Private Placement, all of which are currently held by Citadel CEMF Investments Ltd. (“Citadel”). Based on information provided by Citadel, Citadel Advisors LLC is the portfolio manager of Citadel. Citadel Advisors Holdings LP (“CAH”), is the sole member of Citadel Advisors LLC. Citadel GP LLC, (“CGP”), is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the shares held by Citadel. This disclosure is not and shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of these shares of common stock other than the securities actually owned by such person (if any). The address of Citadel is c/o Citadel Enterprise Americas LLC, Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, FL 33131.

(8)	Includes 925,926 shares of common stock issued in the May 2025 Private Placement, all of which are currently held by Hood River Capital Management LLC (“Hood River”). Based on information provided by Hood River, Brian Smoluch, the chief executive officer of Hood River, has discretionary authority to vote and dispose of the shares held by Hood River and may be deemed to be the beneficial owner of these shares held by Hood River. The principal business address of Hood River is 2373 PGA Blvd., Suite 200 Palm Beach Gardens, FL 33410.

(9)	Includes 185,185 shares of common stock issued in the May 2025 Private Placement, all of which are currently held by Polar Multi-Strategy Master Fund (“Polar Fund”). Based on information provided by Polar Fund, Polar Fund is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as Investment Advisor to Polar Fund and has control and discretion over the shares held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Fund. The ultimate natural person who has voting and dispositive power over the shares held by the Polar Fund is Paul Sabourin, Chief Investment Officer of PAMPI. PAMPI and Paul Sabourin disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The principal business address of Polar Fund is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, Ontario, M5J 0E6 Canada.

(10)	Includes 185,186 shares of common stock issued in the May 2025 Private Placement, all of which are currently held by Transcend Partners LLC (“Transcend”). Based on information provided by Transcend, Malcolm Fairbairn, the Chief Investment Officer of Transcend, has discretionary authority to vote and dispose of the shares held by Transcend and may be deemed to be the beneficial owner of these shares held by Transcend. The principal business address of Transcend is 3972 Happy Valley Road, Lafayette, CA 94549.

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PLAN OF DISTRIBUTION

Each Selling Stockholder listed below and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Selling Stockholder Shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Selling Stockholder Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the Selling Stockholder Shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF SECURITIES TO BE REGISTERED

Below is a description of the general terms of our capital stock to be registered hereunder. The following description is not complete and may not contain all the information you should consider before investing in our capital stock. For a more detailed description of our capital stock, you should read the applicable provisions of Nevada law and our articles of incorporation and certificate of amendment to our articles of incorporation (collectively, referred to herein as our “charter”), and our amended and restated bylaws, as amended from time to time (referred to herein as our “bylaws”).

The aggregate number of shares that we are authorized to issue is 300,000,000, consisting of 275,000,000 shares of common stock, par value $0.0001 per share, and 25,000,000 shares of preferred stock, par value $0.0001 per share. As of June 6, 2025, there were 41,474,148 shares of common stock outstanding  and there was no preferred stock outstanding.

The following summary of the capital stock and our charter and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and our charter and bylaws, as amended, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Voting Rights. Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of common stock have no cumulative voting rights.

Quorum. Our bylaws provide that the holders of not less than one third (33 1/3 percent) of the outstanding shares of common stock entitled to vote constitutes a quorum. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the charter or the bylaws, as amended, one-third (33 1/3 percent) of the outstanding shares of such class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and, except where otherwise provided by the statute or by the charter or the bylaws, as amended, the affirmative vote of the majority (plurality, in the case of the election of directors) of the votes cast, including abstentions, by the holders of shares of such class or classes or series shall be the act of such class or classes or series.

Dividend Rights. Holders of shares of common stock are entitled to ratably receive dividends when and if declared by the board of directors out of funds legally available for that purpose, subject to the provisions of our charter and bylaws, any statutory or contractual restrictions on the payment of dividends, and any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive or preferential right to acquire any of our shares or securities, including shares or securities held in our treasury. All outstanding shares of our common stock are fully paid and non-assessable.

Nevada Anti-Takeover Provisions

Nevada law, NRS Sections 78.411 through 78.444, regulate business combinations with interested stockholders. Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Pursuant to Sections NRS 78.411 through 78.444, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. NRS 78.434 permits a Nevada corporation to opt-out of the statute with appropriate provisions in its articles of incorporation.

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NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation. We have not opted out of these sections in our charter and bylaws.

Removal of Directors; Vacancies

Under NRS 78.335, one or more of the incumbent directors may be removed from office by the vote of stockholders representing two-thirds or more of the voting power of the issued and outstanding stock entitled to vote. Our bylaws provide that any newly created position on the board of directors that results from an increase in the total number of directors and any vacancies on the board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum.

No Cumulative Voting

The NRS does not permit stockholders to cumulate their votes other than in the election of directors, and then only if expressly authorized by the corporation’s articles of incorporation. Our charter does not expressly authorize cumulative voting.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Articles of Incorporation and Bylaw Provisions, As Amended

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under NRS Section 78 other than the business of a trust company, savings and loan association, thrift company or corporation organized for the purpose of conducting a banking business.

Board of Directors

Our bylaws provides that the number of directors will be fixed by the board of directors within a range of between one and fifteen directors. The directors need not be stockholders unless so required by our articles of incorporation. The minimum or maximum number may be increased or decreased from time to time only by an amendment to the bylaws, which power belongs exclusively to our board of directors.

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Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. In order for any matter to be properly brought before a meeting of our stockholders, the stockholder submitting the proposal or nomination will have to comply with advance notice requirements and provide us with certain information.

For business to be properly brought before an annual meeting, the proposing stockholder must have given written notice of the nomination or proposal, either by personal delivery or by United States mail to the Secretary of our company not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by our company fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. No business shall be conducted at any annual meeting except in accordance with the procedures set forth in our bylaws.

For business to be properly brought before a special meeting of stockholders, the notice of the meeting must set forth the general nature of the business to be considered. No business may be transacted at such special meeting otherwise than specified in such notice. The special meeting may be called for by (i) the Chairman of the board of directors, or (ii) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption), and shall be held at such place, on such date, and at such time as the Board of Directors, shall determine. The board of directors shall determine the time and place of such special meeting, which shall be held not less than thirty-thirty (30) nor more than one hundred twenty (120) days after the date of the receipt of the request.

Authorized but Unissued Capital Stock

Neither Nevada law nor our governing documents require stockholder approval for any issuance of authorized shares, except as provided in NRS 78.2055 with respect to a decrease in the number of issued and outstanding shares of a class or series without a corresponding decrease in the authorized shares. Our authorized but unissued common stock are therefore available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action by Written Consent

Any action required or permitted by the NRS to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent to the action is signed by stockholders holding a majority of the voting power of our company or, if different, the proportion of voting power required to take the action at a meeting of stockholders.

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LEGAL MATTERS

The validity of the issuance of the securities offered by us in this offering will be passed upon for us by Parsons Behle & Latimer, Reno, Nevada.

EXPERTS

WithumSmith+Brown, PC (or Withum), our independent registered public accounting firm, has audited our consolidated balance sheets as of September 30, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended September 30, 2024 and 2023, as set forth in their report dated December 30, 2024 included in our 2024 Annual Report, which was incorporated by reference into this prospectus of which this registration statement form a part. We have included our consolidated financial statements in this prospectus and in the registration statement in reliance on Withum’ s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-S under the Securities Act with respect to the Selling Stockholder Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Selling Stockholder Shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete, please see the copy of the contract or document that has been filed for the complete contents of that contract or document. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.

We are subject to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We also maintain a website at www.nanonuclearenergy.com. You may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering by means of this prospectus, from their respective filing dates (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act). Such information will automatically update and supersede the information contained in this prospectus and the documents listed below:

●	our Annual Report on Form 10-K for the year ended September 30, 2024, filed with the SEC on December 30, 2024 (the “2024 Annual Report”);

●	our Quarterly Reports on Form 10-Q for the periods ended December 31, 2024 and March 31, 2025, filed with the SEC on February 13, 2025 and May 15, 2025, respectively (the “Quarterly Reports”);

●	Our Current Reports on Form 8-K filed with the SEC on October 18, 2024, October 25, 2024, October 30, 2024, November 27, 2024, December 26, 2024, January 14, 2025, March 12, 2025, April 24, 2025 and May 29, 2025, respectively.

●

The description of our shares of common stock contained in the our registration statement on Form 8-A, filed with the SEC on May 6, 2024, as well as any additional amendments or reports filed for the purpose of updating such description.

●	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the 2024 Annual Report (other than the portions of these documents not deemed to be filed).

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All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into the prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Nano Nuclear Energy Inc.

10 Times Square, 30th Floor

New York, New York 10018

Tel: (212) 634-9206

Email: info@nanonuclearenergy.com

You also may access the incorporated reports and other documents referenced above on our website at www.nanonuclearenergy.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. You may access our annual reports on Form 10-K, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

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You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

Up to 3,888,889 Shares of Common Stock

By the Selling Stockholders

NANO NUCLEAR ENERGY INC.

PROSPECTUS

June [  ], 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee and the FINRA filing fee, the amounts set forth below are estimates.

SEC registration fee	$17,838
Transfer agent fees	8,000
Accounting fees and expenses	20,000
Legal fees and expenses	755,000
Total	$800,838

Item 15. Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

II-1

NRS 78.7502(3) provides that any discretionary indemnification pursuant to NRS 78.7502 (unless ordered by a court or advanced pursuant to NRS 78.751(2)), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. NRS 78.751(2) provides that the corporation’s articles of incorporation or bylaws, or an agreement made by the corporation, may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Under the NRS, the indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

●	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to NRS 78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

●	Continues for a person who has ceased to be a director, officer, employee, or agent and inures to the benefit of the heirs, executors and administrators of such a person.

A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Our governing documents provide that to the fullest extent permitted under the NRS (including, without limitation, to the fullest extent permitted under NRS 78.7502 and 78.751(3)) and other applicable law, that we shall indemnify our directors and officers in their respective capacities as such and in any and all other capacities in which any of them serves at our request.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description of Document
4.1	Specimen Common Stock Certificate (1)
5.1	Opinion of Parsons Behle & Latimer as to the legality of the securities being registered*
10.1	Form of Securities Purchase Agreement, dated May 26, 2025, between the Registrant and the May 2025 Investors (2)
10.2	Form of Registration Rights Agreement, May 26, 2025, between the Registrant and the May 2025 Investors (2)
10.3	Placement Agency Agreement, dated May 26, 2025, by and between the Registrant and Titan Partners Group LLC, a division of American Capital Partners, LLC(2)
23.1	Consent of WithumSmith+Brown, PC*
23.2	Consent of Parsons Behle & Latimer (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature pages to this registration statement)
101. INS	Inline XBRL Instance Document*
101.SCH	Inline XBRL Taxonomy Extension Schema Document*
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document*
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document*
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document*
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document*
104	Cover Page Interactive Data File (Embedded as Inline XBRL document and contained in Exhibit 101)*
107	Filing Fee Table*

*	Filed herewith.

(1)	Filed as an exhibit to the registrant’s Registration Statement on Form S-1 (File No. 333-278076), filed with the SEC on May 1, 2024.

(2)	Filed as an exhibit to the registrant’s Current Report on Form 8-K, filed with the SEC on May 29, 2025.

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Item 17. Undertakings.

(1) The undersigned registrant hereby undertakes:

(A)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Filing Fee Table” filed as an exhibit in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(B)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(D)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

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(i)	If the registrant is relying on Rule 430B,

a.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference herein into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference herein into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(E)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 9th day of June, 2025.

NANO NUCLEAR ENERGY INC.

By:	/s/ James Walker
Name: James Walker
Title: Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints James Walker and Jay Jiang Yu, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of Nano Nuclear Energy Inc.), to sign any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 increasing the number of shares for which registration is sought, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such attorney-in-fact and agent so acting deem appropriate, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Jay Jiang Yu	Chairman of the Board, President and Secretary	June 9, 2025
Jay Jiang Yu

/s/ James Walker	Chief Executive Officer and Director	June 9, 2025
James Walker	(Principal Executive Officer)

/s/ Jaisun Garcha	Chief Financial Officer	June 9, 2025
Jaisun Garcha	(Principal Accounting Officer)

/s/ Tsun Yee Law	Independent Director	June 9, 2025
Tsun Yee Law

/s/ Diane Hare	Independent Director	June 9, 2025
Diane Hare

/s/ Kenny Yu	Independent Director	June 9, 2025
Dr. Kenny Yu

/s/ Seth Berl	Independent Director	June 9, 2025
Seth Berl

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